Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES ANNOUNCES CHANGES
TO ITS BOARD LEADERSHIP

Dublin, California, August 31, 2023 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that its Board of Directors has approved the following changes to its Board leadership and composition effective September 1, 2023:

•George P. Orban will step down as Chairman of the Board while continuing to serve as an independent Director.
•Michael Balmuth, currently Strategic Advisor to the Company, will return to the Executive Chairman of the Board role.
•K. Gunnar Bjorklund will become Lead Independent Director.

In commenting, Chairman George Orban said, “While personal reasons were the catalyst for my stepping down as Chairman, I plan to stay actively involved in the business as an independent Director. Also, on behalf of the entire Board, we are delighted that Michael Balmuth has agreed to become Executive Chairman of the Board. He previously served as Chairman of the Board from 2014 to 2021, including Executive Chairman to 2019 before transitioning into an advisory role. We also thank Gunnar Bjorklund for assuming the Lead Independent Director position.”

Michael Balmuth said, “I look forward to partnering in my new role with the talented and experienced executives on our Board and throughout the entire Company. I am confident that together we will continue to maximize our opportunities for growth and profitability over the coming years.”

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2022 revenues of $18.7 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,722 locations in 41 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 339 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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